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                                        Michael Donovan

O&R SHAREHOLDERS APPROVE MERGER WITH CON EDISON


SPRING VALLEY, N.Y. August 20, 1998 --- The shareholders of Orange and Rockland Utilities, Inc. today ratified a $790-million definitive merger agreement under which Consolidated Edison, Inc. will acquire all of O&R's 13,536,000 shares of common stock for $58.50 per share --- a 38 percent premium over the closing price on May 8, 1998, the last trading day prior to O&R's accepting Con Edison's offer.

Today's shareholder approval brings the merger, which was first announced May 11, significantly closer to fruition. Approximately 93 percent of the ballots cast voted in person or by proxy in the affirmative. Subject to regulatory approval now being sought, O&R will become a wholly owned subsidiary of Consolidated Edison upon completion of the transaction which is expected by mid-1999.

The companies require the approval of the Federal Energy Regulatory Commission, the Securities and Exchange Commission and state utility regulators in New York, New Jersey and Pennsylvania. The United States Department of Justice and the Federal Trade Commission also will review the merger.

O&R Chairman Michael Del Giudice told the shareholders, "The Board has unanimously approved the terms of the Merger Agreement --- an agreement that we believe to be both fair and in the best interests of Orange and Rockland, and its shareholders, employees and customers."

O&R Vice Chairman and Chief Executive Officer D. Louis Peoples said to the gathering, "We believe that this merger --- combining the strengths of two great companies --- will ensure that the values and the excellence; the goodwill and the skills; the talent and the dedication built by generations of people at Orange and Rockland will endure for another 100 years."

With this combination, Consolidated Edison will serve an area of nearly 2,000 square miles that has a diverse mix of urban and suburban communities. The combined company will provide energy services to nearly 3.3 million electric customers and 1.2 million gas customers in southern New York, including the five boroughs of New York City, Rockland and portions of Orange, Sullivan and Westchester counties, northern New Jersey and northeastern Pennsylvania.

The companies agree that their proposed business combination will benefit customers, employees and the communities they serve. For example, savings resulting from the merger are estimated to total approximately $467 million over 10 years, after accounting for the actual costs of making the merger a reality. The companies propose sharing the savings equally between customers and shareholders.

Restructuring plans and rate reductions scheduled as part of each company's Restructuring Agreement will not be affected by the merger.

Under the merger agreement, O&R and Consolidated Edison Company of New York, Inc. will be separate, regulated subsidiaries of Consolidated Edison, Inc., a holding company. Each regulated company, including Pike County Light & Power Company and Rockland Electric Company, will retain its own rate structure, its own name and be regulated as a separate entity.

The companies have made commitments to maintain high levels of customer service and reliability, provide employees of both companies with continuing opportunities for career development, and continue encouraging the development of competitive energy markets, including the prompt sale (or auction) of their generating assets.

The companies also pledged to continue their strong support of community organizations in their respective service territories.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy companies, with more than $7 billion in annual revenues and approximately $15 billion in assets. The company provides a wide range of energy-related products and services to its three million customers through four subsidiaries:
Consolidated Edison Company of New York, a regulated utility providing electric, gas and steam service to New York City and Westchester County, New York; Con Edison Solutions, a retail energy service company; Con Edison Energy, a wholesale energy supply company; and Con Edison Development, an infrastructure development company. For additional financial, operations and customer service information, visit the Consolidated Edison, Inc. web site at www.conedison.com.

Orange and Rockland Utilities, Inc. is an investor-owned utility serving approximately 273,600 electric customers in a 1,350-square-mile region with a population of approximately 671,000 people in southeastern New York State, as well as in adjacent sections of northern New Jersey and northeastern Pennsylvania. O&R also distributes natural gas to approximately 107,000 customers in New York and Pennsylvania. For more about O&R, visit its web site at www.oru.com.